Exhibit (i)

June 24, 2008

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO Funds

(File Nos. 33-12113 and 811-5028)

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Funds (the “Trust”), a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with Post-Effective Amendment No. 137 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of the PIMCO Global Advantage Strategy Bond Fund, a new series of the Trust, under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Fund”). The Fund will issue and sell Class P, Institutional Class and Administrative Class shares. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 137 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Fund, as described in Post-Effective Amendment No. 137 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about June 24, 2008 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP